EXHIBIT 10.1

RESTRICTIVE COVENANTS AGREEMENT

This RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”) is made and entered into as of this 23rd day of December, 2004 (the “Effective Date”), by and among BioSphere Medical, Inc., a Delaware corporation (the “Biosphere”), Cerberus Partners, L.P. (“Cerberus”) and Sepracor Inc. (“Sepracor” and, together with Cerberus, the “Investors”).

RECITALS:

WHEREAS, on November 10, 2004, BioSphere and the Investors entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which BioSphere sold to the Investors (i) an aggregate of 8,000 shares (the “Preferred Shares”) of its Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), and (ii) warrants (the “Warrants” and together with the Preferred Shares, the “Securities”) to purchase an aggregate of up to 400,000 shares of BioSphere’s common stock, $0.01 par value per share (the “Common Stock”), for aggregate gross proceeds of $8,000,000;

WHEREAS, BioSphere and the Investors have agreed to amend certain terms of the Securities in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, BioSphere and the Investors have further agreed that (i) BioSphere will submit to BioSphere’s stockholders for approval certain amendments to the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of BioSphere filed with the Secretary of State of the State of Delaware on November 9, 2004 (the “Certificate of Designations”), as more specifically described in this Agreement, and (ii) that this Agreement shall remain in full force and effect until the earlier of (x) the time that such amendments to the Certificate of Designations are approved by BioSphere’s stockholders or (y) termination of this Agreement pursuant to Article IV; and

WHEREAS, the parties intend that this Agreement be binding on all transferees of the Securities.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

RESTRICTIONS ON
CONVERSION OF SERIES A PREFERRED STOCK
AND EXERCISE OF WARRANTS

SECTION 1.01.  Restrictions on Conversion of Series A Preferred Stock and Exercise of Warrants.  Notwithstanding anything to the contrary contained in the Certificate of Designations or the Warrants, the parties hereto agree that, from and after the Effective Date and until the termination of this Agreement in accordance with the terms hereof:

(a)                                  BioSphere shall not issue any shares of Common Stock upon conversion of the Series A Preferred Stock and/or exercise of the Warrants (i) to the extent that such conversion and/or exercise would result in a change of control (within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B)) (“Change of Control”), or (ii) to the extent that such conversion and/or exercise would result in the aggregate issuance of more than 19.9% of Common Stock outstanding as of the Initial

Issuance Date (as such term is defined in the Certificate of Designations), for purposes of Nasdaq Marketplace Rule 4350(i)(1)(D) (“19.9% Threshold”).

(b)                                 No holder of Series A Preferred Stock shall convert its Series A Preferred Stock and/or exercise its Warrants (i) to the extent that such conversion and/or exercise would result in a Change of Control or (ii) to the extent that such conversion and/or exercise would result in the aggregate issuance in excess of the 19.9% Threshold.

ARTICLE II

VOTING OF PREFERRED SHARES

SECTION 2.01.  Voting of Preferred Shares.  Notwithstanding anything to the contrary contained in the Certificate of Designations, each holder of Series A Preferred Stock agrees that, from and after the Effective Date and until the termination of this Agreement in accordance with the terms hereof, at any meeting of stockholders of BioSphere, however called, and in any action by written consent of stockholders of BioSphere, such Investor will not vote, or cause to be voted (by means of proxy, voting trust, voting agreement or otherwise), on any matter on which the holders of Series A Preferred Stock vote together with the holders of the Common Stock (and any other class or series of capital stock of BioSphere) as a single class, more than the number of shares of Common Stock in respect of its Preferred Shares that exceeds the quotient of (x) the aggregate purchase price paid by such Investor for its Preferred Shares divided by (y) the closing bid price of the Common Stock on the Initial Issuance Date (the “Voting Shares”).  Notwithstanding the foregoing, nothing in this Agreement shall restrict any holder of Series A Preferred Stock from voting or causing to be voted at any meeting of stockholders of BioSphere or in any action by written consent of stockholders of BioSphere any Preferred Shares on any matter upon which the holders of Preferred Shares are voting as a separate class, solely to the extent such holders of Preferred Shares are voting as a separate class.  Notwithstanding the foregoing, nothing in this Article II shall restrict or otherwise effect the right of any holder of Series A Preferred Stock to vote (or give its consent in respect of) any outstanding shares of Common Stock, whether acquired upon conversion of the Preferred Shares or otherwise.

ARTICLE III

AMENDMENTS TO CERTIFICATE OF DESIGNATIONS AND WARRANTS

SECTION 3.01.  Certificate of Designations.

(a)                                  Amendments to Certificate of Designations.

(1)                                  BioSphere hereby agrees to seek the consent of its stockholders to a Certificate of Amendment of the Certificate of Designations, in a form reasonably satisfactory the Investors (the “Certificate of Amendment”) to effect the following amendments (collectively, “Amendments”):

(A)  to provide that a holder of Series A Preferred Stock and/or Warrants shall not be entitled to convert its shares of Series A Preferred Stock and/or exercise its Warrants (i) to the extent that such conversion and/or exercise would result in a Change of Control, or (ii) to the extent that such conversion and/or exercise would result in the aggregate issuance of more than the 19.9% Threshold; and

(B)  to provide that the holders of Series A Preferred Stock shall not have the right to vote with the Common Stock to the extent the number of votes cast would exceed the number of Voting Shares.

(2)                                  BioSphere hereby agrees to seek the consent of its stockholders to the Certificate of Amendment and the Amendments at its next annual meeting of stockholders (the “Annual Meeting”).  BioSphere shall prepare and file with the Securities and Exchange Commission a proxy statement meeting the requirements of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Proxy Statement”) to solicit stockholder approval of the Certificate of Amendment and the Amendments at the Annual Meeting.  At least five business days before filing such Proxy Statement or any amendments or supplements thereto, BioSphere shall furnish to each Investor copies of all such documents proposed to be filed, including documents incorporated by reference in the Proxy Statement, and, if requested by either Investor, the exhibits incorporated by reference, and each Investor shall have the reasonable opportunity to review and comment on such documents, and BioSphere will incorporate into such documents the comments reasonably requested by each Investor.  BioSphere shall use its commercially reasonable efforts to cause the Proxy Statement to be cleared by the Securities and Exchange Commission as promptly as reasonably practicable after such filing, and shall thereafter promptly mail the Proxy Statement to the stockholders of BioSphere.  BioSphere shall keep the Investors apprised of the status of material matters relating to the Proxy Statement and the Annual Meeting.  BioSphere shall notify the Investors promptly upon the receipt of any notices, comments or other communications from the Securities and Exchange Commission or its staff, in connection with the filing of, or amendments or supplements to, the Proxy Statement, or upon the receipt of any communications with respect to the Proxy Statement, the Annual Meeting or the transactions contemplated hereby from the Securities and Exchange Commission or The Nasdaq National Market (“Nasdaq”) or their respective staffs.  BioSphere shall provide each Investor (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement at least five business days before filing such amendment or supplement with the Securities and Exchange Commission, and will provide the Investor with a copy of all such filings made with the Securities and Exchange Commission.  If the BioSphere stockholders fail to approve the Certificate of Amendment and the Amendments at the Annual Meeting , then, so long as this Agreement remains in effect, BioSphere shall seek such approval at each and every annual meeting (and special meeting)  of its stockholders that takes place until the Certificate of Amendment and the Amendments have been duly approved by the BioSphere stockholders, and BioSphere shall comply with this Section 3.01(a)(2) regarding the Proxy Statement (and all amendments and supplements thereto) with respect to each such annual meeting (and special meeting).

(b)                                 Voting in favor of Amendments.  Each Investor hereby agrees to vote all shares of Common Stock acquired by the Investor prior to or after (other than shares of Common Stock issued upon conversion or exercise, as the case may be, of the Securities) the consummation of the transactions contemplated by the Securities Purchase Agreement that the Investor is entitled to vote at the time of any meeting or meetings of the stockholders of BioSphere in favor of the Certificate of Amendment and the Amendments.  In furtherance of, but without limiting, the foregoing, Investors shall not be entitled to vote at any such meeting or meetings any shares of Common Stock underlying the Series A Preferred Stock or the Warrants.  Each Investor hereby agrees that it will not vote any shares of Common Stock in favor of the approval of any action the consummation of which would frustrate the purposes, or prevent or delay the effectiveness of, the Certificate of Amendment or the Amendments.

(c)                                  Irrevocable Proxy.  By entering into this Agreement, each Investor hereby grants a proxy appointing the President and Chief Executive Officer and the Vice President, Finance of BioSphere, and each of them separately, as its attorney-in-fact and proxy, with full power of substitution, for and in its name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely in the manner provided by Section 3.01(b) above (i.e,. only with respect to the Certificate Amendment and the Amendments) with respect to all of its shares of Common Stock (excluding shares of Common Stock underlying the Preferred Shares and the Warrants).  The proxy granted by each Investor pursuant to this Article III is irrevocable; provided, however, that such proxy shall, automatically and without further action or deed, be revoked upon termination of this Agreement in accordance with its terms.

SECTION 3.02.  Warrants.  Simultaneously with the execution and delivery of this Agreement, BioSphere and each Investor shall enter into an amendment to such Investor’s Warrant, in the form attached hereto as Exhibit A (each, a “Warrant Amendment”).

SECTION 3.03.  Legends.  Each certificate representing the Securities held by an Investor shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN RESTRICTED COVENANTS AGREEMENT (THE “AGREEMENT”) DATED DECEMBER 23, 2004 BY AND AMONG BIOSPHERE MEDICAL, INC. (THE “COMPANY”) AND EACH OF THE OTHER PARTIES THERETO.  COPIES OF THE AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

Following the execution of this Agreement, each Investor will return to BioSphere any and all certificates representing the Securities held by such Investor so that BioSphere may place thereon the legend required by this Section 3.03, and immediately upon receipt thereof, BioSphere shall deliver to each such Investor replacement certificates containing such legend.  The legend required by this Section 3.03 shall be removed from certificates representing the Securities held by an Investor at the request of such Investor, upon the termination of this Agreement and the delivery to BioSphere of such certificates.

ARTICLE IV

TERM

SECTION 4.01.  Term.  This Agreement shall become effective on the Effective Date, and shall continue in effect until terminated in accordance with this Section 4.01.  This Agreement shall terminate as to any Investor on the soonest of: (i) upon receipt by BioSphere of written notification from Nasdaq that the ownership and voting of the Preferred Shares by the Investors does not conflict with Nasdaq Marketplace Rules 4350 and 4351 or any successor(s) thereto; (ii) upon receipt by BioSphere of stockholder approval of the Certificate of Amendment and the Amendments; (iii) upon the conversion of all Preferred Shares owned by such Investor into Common Stock pursuant to the terms of the Preferred Shares; (iv) upon such Investor no longer owning any Preferred Shares; or (v) at such time as no shares of Series A Preferred Stock are issued and outstanding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BIOSPHERE

SECTION 5.01.  Representations and Warranties of BioSphere.  BioSphere hereby represents and warrants to the Investors on and as of the date hereof, knowing and intending their reliance hereon, that:

(a)                                  BioSphere has all corporate right, power and authority to enter into this Agreement and each Warrant Amendment and to consummate the transactions contemplated hereby and thereby.  In furtherance of, but without limiting, the foregoing, the Independent Committee of Directors of the Board of Directors of BioSphere has approved this Agreement, each Warrant Amendment and the preparation and filing with the secretary of State of the State of Delaware of the Certificate of Amendment (collectively, the “Transaction Documents”), the execution and delivery of this Agreement and each Warrant Amendment and the performance of the transactions contemplated hereby and thereby.

(b)                                 This Agreement and each Warrant Amendment has been duly executed and delivered by BioSphere and, assuming the authorization, execution and delivery of this Agreement and each Warrant Amendment by the other parties hereto, constitutes the legal, valid and binding obligation of BioSphere, enforceable against BioSphere in accordance with its terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or general laws of applicability affecting creditors’ rights generally and to general equitable principles.

(c)                                  The execution, delivery and performance by BioSphere of any of the Transaction Documents (i) will not result in the violation by BioSphere of any provision of the certificate of incorporation or by-laws of BioSphere, or any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which BioSphere is bound, (ii) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which BioSphere is a party or by which it is bound or to which any of its properties or assets is subject, except for any conflict, breach, violation, default which would not, either individually or in the aggregate, be reasonable determined to have a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of BioSphere (a “Material Adverse Effect”)_ nor (iii) result in the creation or imposition of any lien upon any of the properties or assets of BioSphere, except for any lien which would not, either individually or in the aggregate be reasonable determined to have a Material Adverse Effect.

(d)                                 No consent, approval, authorization or other order of any governmental authority or other third party is required to be obtained by BioSphere in connection with the authorization, execution and delivery of any Transaction Document, except, with respect to the filing of the Certificate of Amendment, the approval of BioSphere’s stockholders and except for any consent, approval, authorization or order, the absence of which would not, either individually or in the aggregate be reasonable determined to have a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF INVESTORS

SECTION 6.01.  Representations and Warranties of Investors.  Each Investor, severally and not jointly, represents and warrants to BioSphere that:

(a)                                  The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Investor is entitled under any provision of any agreement or other instrument binding on Investor, or (iii) result in the imposition of any lien on any assets of Investor.

(b)                                 With respect to the Securities set forth on Schedule I hereto, Investor (x) is the record or beneficial owner of such Securities free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Securities, except as contemplated herein and in the Transaction Documents) or (y) has and will have the full power and authority to vote, express consent or dissent, or otherwise utilize the voting power of such Securities.

ARTICLE VII

TRANSFER RESTRICTIONS

SECTION 7.01.  Transfer Restrictions.  So long as this Agreement remains in effect as to an Investor, in addition to any requirements of law, no transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition (a “Transfer”) of any of the Securities by such Investor shall be made except to a transferee who shall agree in writing to be bound by each and every obligation of such Investor pursuant to this Agreement, which writing shall also contain notice to BioSphere of such transfer and of the notice information for such transferee.  Any Transfer of Securities in violation of this Article VII shall be void and of no effect and shall not be recognized by BioSphere for any purpose.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of BioSphere and be binding upon the Investors and each of their respective heirs, executors, administrators, successors and assigns.

SECTION 8.02.  Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

SECTION 8.03.  Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 8.04.  Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described: (i) if given by personal delivery, then such notice shall be deemed given upon such delivery; (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal; (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid; and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to BioSphere:

BioSphere Medical, Inc.

1050 Hingham Street

Rockland, Massachusetts 02370

Attn:  President

Fax:  (781) 681-5093

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn:  Susan W. Murley, Esq.

Fax:  (617) 526-5000

To the holders of Series A Preferred Stock:

Cerberus Partners, L.P.

299 Park Avenue, 22nd Floor

New York, New York 10171

Attn:  Mr. Seth P. Plattus

Fax:  (212) 891-1541

Cerberus Partners, L.P.

299 Park Avenue, 22nd Floor

New York, New York 10171

Attn:  Mr. Daniel Frank

Fax:  (212) 284-7818

Sepracor Inc.

84 Waterford Drive

Marlborough, MA 01752

Attn:  President

Fax:  508-357-7495

With copies to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068-1791

Attn:  Robert G. Minion, Esq.

Fax:  (973) 597-2400

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn:  Susan W. Murley, Esq.

Fax:  617-526-5000

SECTION 8.05.  Expenses.  BioSphere shall pay the reasonable fees and expenses of Cerberus’ counsel in connection with the transactions contemplated by this Agreement (the “Cerberus Counsel Fees”), which Cerberus Counsel Fees shall include, without limitation, the fees and expenses associated with the negotiation, preparation and execution and delivery of this Agreement and any and all documents relating thereto.  The Cerberus Counsel Fees shall be paid to Cerberus’ counsel on the Effective Date by the wire transfer from BioSphere to Cerberus’ counsel.  Except as set forth above, BioSphere and the Investors shall each bear their own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement.  In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

SECTION 8.06.  Amendments and Waivers.  This Agreement shall not be amended and the observance of any term of this Agreement shall not be waived (either generally or in a particular instance and either retroactively or prospectively) without (x)  the prior written consent of BioSphere and the Investors, and (y) advance written notice to Nasdaq; provided, however, that any provision hereof which impairs the rights or increases the obligations of a specific Investor disproportionately to other Investors shall not be amended or waived without the prior written consent of BioSphere and that particular Investor.  Any amendment or waiver effected in accordance with this Section 8.06 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and BioSphere.

SECTION 8.07.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

SECTION 8.08.  Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, and the other Transaction Documents, constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.  Prior drafts or versions of this Agreement shall not be used to interpret this Agreement.

SECTION 8.09.  Conflicts.  If there is any conflict between the terms of this Agreement and any or all of the Transaction Documents, the terms of this Agreement shall control.

SECTION 8.10.  Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

SECTION 8.11.  Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  BIOSPHERE AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

BIOSPHERE MEDICAL, INC.

By:	/s/ Martin J. Joyce
Martin Joyce Vice President and Chief Financial Officer

CERBERUS PARTNER, L.P.

By:	Cerberus Associates, LLC, its General Partner

By:	/s/ Seth Plattus
Seth Plattus Managing Director

SEPRACOR, INC.

By:	/s/ Timothy J. Barberich
Timothy J. Barberich Chairman of the Board and Chief Executive Officer

Schedule I

Name and Address of Investor	Number of Shares of Preferred Stock	Number of Warrants
Cerberus Partners, L.P.	4,000	200,000
Sepracor Inc.	4,000	200,000
Total	8,000	400,000

Exhibit A

AMENDMENT NO. 1 TO
WARRANT NO. 2004-    TO PURCHASE
200,000 SHARES OF COMMON STOCK,
PAR VALUE $0.01 PER SHARE

This Amendment No. 1, dated December   , 2004 amends that certain Warrant No. 2004-    dated November 10, 2004 to purchase 200,000 shares of Common Stock, par value $0.01 per share, of BioSphere Medical, Inc., registered in the name of                                    (the “Warrant”).  Terms that are capitalized herein but not defined shall have the meanings ascribed to them in the Warrant.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and acting in accordance with Section 9 of the Warrant, the undersigned Company and Holder hereby agree as follows:

1.                                       The Warrant is hereby amended such that a new legend is hereby added to the cover page thereof which reads as follows:

“THIS WARRANT IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN RESTRICTED COVENANTS AGREEMENT (THE “AGREEMENT”) DATED DECEMBER   , 2004 BY AND BETWEEN BIOSPHERE MEDICAL, INC. (THE “COMPANY”) AND EACH OF THE OTHER PARTIES THERETO.  COPIES OF THE AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

2.                                       A new Section 1(d) is hereby added to the Warrant which reads as follows:

“(d)  Limitation on Exercise.  Notwithstanding anything in this Warrant to the contrary, including without limitation any provisions of this Section 1, a Holder shall not be entitled to exercise this Warrant (i) to the extent that such exercise, when aggregated with any shares of Common Stock theretofore and simultaneously therewith issued to the Holder upon conversion by the Holder of shares of the Company’s Series A Preferred Stock, $.01 par value,  would result in a change of control (within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B)), or (ii) to the extent that such exercise, when aggregated with any shares of Common Stock theretofore or simultaneously therewith issued to the Holder upon conversion of shares of the Company’s Series A Preferred Stock, $.01 par value,  would result in the issuance of more than 19.9% of the Company’s Common Stock outstanding as of November 10, 2004, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(D).”

3.                                       The first sentence of Section 16 of the Warrant is hereby deleted in its entirety and a new first sentence of Section 16 is hereby added in lieu thereof which reads as follows:

“Section 16.  Assignment.  Subject to the terms hereof and compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the Warrant Shares then purchasable hereunder; provided however, that notwithstanding anything herein to the contrary, so long as that certain Restricted Covenants Agreement dated December   , 2004 by and between the Company and the other parties thereto (the “Agreement”) remains in effect, this Warrant may be transferred by the Holder only if the designated transferee agrees in writing, as a condition to such transfer, to be bound by all of the terms and conditions of such Agreement.”

4.                                       Except as expressly set forth herein, the Warrant and all of the terms and conditions set forth therein shall remain in full force and effect and such Warrant is hereby ratified and confirmed.

BIOSPHERE MEDICAL, INC.

By:

Name:

Title:

Agreed and acknowledged as of the date set forth above

Name of Holder

By:

Name:

Title: